Exhibit 99.1

For Immediate Release

Charles & Colvard Provides Fourth Quarter Sales Guidance

MORRISVILLE, N.C., December 20, 2004 – Charles & Colvard, (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today provided fourth quarter 2004 sales guidance and discussed business expansion activities now underway.

Fourth Quarter 2004 Sales Guidance

According to Bob Thomas, President and Chief Executive Officer of Charles & Colvard, “The fourth quarter of the year is anticipated to show a significant improvement in sales over the same quarter in 2003. Based upon customer orders and indications, we expect fourth quarter 2004 sales to be between $8.1 million and $8.6 million, or between 69% to 79% ahead of last year’s fourth quarter sales of $4.8 million.”

Business Expansion Update

Mr. Thomas continues, “Additional test programs of moissanite jewelry are being discussed and implemented with a number of retailers. One recent distribution success of note is that our manufacturing partner, Reeves Park, has obtained placement of moissanite jewelry on the web site of Ross-Simons, a national retail chain.

Mr. Thomas concludes, “We are having a number of good discussions with jewelry retailers. I look forward to 2005 as we continue to pursue distribution expansion in the New Year.”

CONFERENCE CALL

Management will host a conference call on Tuesday December 21, 2004 at 9:00 a.m. ET. At that time, Robert S. Thomas, President and Chief Executive Officer, and James R. Braun, Chief Financial Officer will provide a business overview and an update on corporate developments.

After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-243-6208 (973-409-9256 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet.

-More-

To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 4869827 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tony@investorawareness.com